Exhibit 99.1

Ziopharm Oncology Announces Pricing of Public Offering of Common Stock

BOSTON, MA Feb. 5, 2020 (GLOBE NEWSWIRE) — Ziopharm Oncology, Inc. (Nasdaq:ZIOP) today announced the pricing of an underwritten public offering of 27,826,086 shares of its common stock at a public offering price of $3.25 per share. Ziopharm has granted the underwriters a 30-day option to purchase up to an additional 4,173,912 shares of common stock at the public offering price, less the underwriting discounts and commissions. The gross proceeds to Ziopharm before deducting underwriting discounts and commissions and estimated offering expenses payable by Ziopharm, are expected to be approximately $90.4 million, excluding any exercise of the underwriters’ option to purchase additional shares.

All securities in the offering are being sold by Ziopharm.

Ziopharm intends to use the net proceeds from the offering, together with its current cash and cash equivalents, for progressing its clinical programs towards commercialization, working capital needs and other general corporate purposes.

Jefferies is acting as sole book-running manager for the offering. Cantor is acting as lead manager for the offering. H.C. Wainwright & Co., Laidlaw & Company (UK) Ltd. and Lake Street Capital Markets are acting as co-managers for the offering.

The offering is expected to close on or about February 7, 2020, subject to the satisfaction of customary closing conditions.

The securities are being offered pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a written prospectus and prospectus supplement forming a part of the registration statement. A preliminary prospectus supplement and the accompanying prospectus describing the terms of the offering was filed with the SEC on February 4, 2020, and a final prospectus supplement and the accompanying prospectus will be filed with the SEC and will be available at the SEC’s website located at www.sec.gov.

When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained for free from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at +1 877 821 7388 or by email at Prospectus_Department@Jefferies.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Ziopharm Oncology, Inc.

Ziopharm Oncology is an immuno-oncology company focused on developing end-to-end cost-effective solutions using its non-viral Sleeping Beauty platform for T-cell receptor (TCR) and chimeric antigen receptor (CAR) T-cell therapies and immune-stimulating gene therapy with Controlled interleukin 12 (IL-12).

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding Ziopharm’s expectations regarding the completion of the offering. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions and no assurance can be given that the proposed securities offering discussed above will be consummated on the terms described or at all. Completion of the offering and the terms thereof are subject to numerous factors, many of which are beyond the control of Ziopharm, including, without limitation, market conditions, failure of customary closing conditions and the risk factors and other matters set forth in Ziopharm’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 and other filings Ziopharm makes with the SEC from time to time. Ziopharm undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts for Ziopharm Oncology:

Chris Taylor

VP, Investor Relations and Corporate Communications

T: 617-502-1881

E: ctaylor@ziopharm.com